                                                                    Exhibit 99.1

                                Explanatory Note

(1)      Represents the exchange of limited liability company units ("LLC
Units") of AIDH Topco, LLC ("Definitive OpCo"), a subsidiary of the Issuer, together with the cancellation of an equal number of the Issuer's Class B Common
Stock for shares of the Issuer's Class A Common Stock on a one-for-one basis.
The LLC Units exchanged and an equal number of shares of Class B Common Stock cancelled by each Spectrum Fund (as defined below) are as follows: (i) 2,511,224 by SE VII DHC AIV, L.P. ("SE VII DHC AIV"), (ii) 3,939 by Spectrum VII
Investment Managers' Fund, L.P. ("Spectrum VII Investment Managers' Fund") and
(iii) 2,301 by Spectrum VII Co-Investment Fund, L.P. ("Spectrum VII Co-
Investment Fund").

(2)      The Second Amended and Restated Limited Liability Company Agreement of
Definitive OpCo permits holders of LLC Units to exchange their LLC Units for shares of Class A Common Stock on a one-for-one basis, subject to certain exceptions, conditions and adjustments. At the time of any such exchange, an equal number of shares of Class B Common Stock of the Issuer held by the
Reporting Persons, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, are cancelled. The LLC Units have no expiration date.

(3)      SEA VII Management, LLC ("Spectrum") manages the Spectrum Funds (as defined below) that collectively own, following the reported transactions,
2,026,435 shares of Class A Common Stock of the Issuer and 19,458,380 shares of
Class B common stock of the Issuer, which are represented as follows: (i)
2,026,435 shares of Class A Common Stock held directly by SE VII DHC AIV Feeder,
L.P. ("Spectrum Feeder" and together with SE VII DHC AIV, Spectrum VII
Investment Managers' Fund and Spectrum VII Co-Investment Fund, the "Spectrum
Funds"), (ii) 19,413,693 shares of Class B Common Stock held directly by SE VII
DHC AIV; (iii) 28,209 shares of Class B Common Stock held directly by Spectrum
VII Investment Managers' Fund; and (iv) 16,478 shares of Class B Common Stock held directly by Spectrum VII Co-Investment Fund. Spectrum is the general partner of Spectrum Equity Associates VII, L.P., which in turn is the general partner of each of the Spectrum Funds. Each Reporting Person disclaims Section
16 beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein, if any, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Section 16 or any other purpose.

(4)      Represents the sale of 2,710,803 shares of Class A Common Stock by SE
VII DHC AIV, 282,957 shares by Spectrum Feeder, 3,939 shares by Spectrum VII
Investment Managers' Fund, and 2,301 shares by Spectrum VII Co-Investment Fund.